Exhibit 10.20

EVERGREEN ADVISORS CAPITAL	www.evergreenadvisorsllc.com

November 1, 2023

Bernie Dancel

Chief Executive Officer

NAVA Health & Vitality Center

8880 McGaw Road, Suite B

Columbia, Maryland 21045

Dear Bernie:

Evergreen Advisors Capital, LLC (“Evergreen”) is pleased to act as Financial Advisor and Investment Banker for Nava Health and Vitality Center (the “Company) in connection with a potential financing transaction of the Company. This engagement letter (the “Agreement”) is to confirm our understanding with respect to our engagement. Evergreen is a member of FINRA and as such operates as an investment banking organization.

As used in this Agreement, the term “Financing Transaction” (or the ‘Transaction”) means securing financing (consisting of any combination of equity, mezzanine debt or convertible debt) from 99 Acquisition Group, Inc. This person and/ or entity will be known as “Investors.”

During the term of this agreement, the Company hereby engages Evergreen on an exclusive basis to provide it with financial advisory services and investment banking services pertaining to the Financing Transaction, and Evergreen hereby accepts such engagement.

I.	SERVICES TO BE PROVIDED

A.	Financial Advisory and Investment Banking Services: Evergreen will assist the Company in analyzing, structuring, and effecting the proposed Transaction in accordance with the terms and conditions of this Agreement. In this regard, Evergreen shall undertake certain activities on behalf of the Company, including, but not limited to, the following:

1.	Identifying and contacting Investors;

2.	Advising the Company as to the structure and form of a proposed Transaction;

3.	Assisting in the review of term sheets and/or letters of intent and other necessary documents;

4.	Assisting the Company in executing definitive agreements related to the Transaction; and

5.	Rendering such other advice and services as may from time to time be agreed upon by Evergreen and the Company.

10440 Little Patuxent Parkway | 12th Floor | Columbia, MD | 21044 |

Securities transactions conducted through Evergreen Advisors Capital/Member

II.	FEES

The Company agrees to pay Evergreen for its services as follows:

A	success fee:

A Success Fee shall be earned upon the successful closing of the Financing Transaction during the Term or during the Tail Period as follows:

1.	In the event of a successful Financing Transaction during the term of this Agreement, the Company agrees to pay Evergreen a Financing Transaction Fee based upon the total Consideration amounts received by the Company or its shareholders. The Financing Transaction Fee due shall be three percent (3.0%) of total consideration paid by Investors from the successful placement of equity, mezzanine debt, convertible debt or of any combination of equity or non-senior debt. The Financing Transaction Fee as calculated above shall be paid in full at closing by bank wire transfer to Evergreen Advisors Capital, LLC.

B.	Expenses:

1.	Expense reimbursement shall be due and payable to Evergreen upon its timely submission of an invoice to the Company for its reasonable and documented out of pocket expenses including reasonable travel and delivery charges incurred in connection with Evergreen activities pursuant to this Agreement. Evergreen can incur expenses that do not exceed $1,500 without the prior written approval of the Company. All such expenses will be billed monthly at no additional mark-up.

2.	As noted in our AML disclosure below, Under the USA PATRIOT Act and other regulations, Evergreen Advisors Capital, LLC is required to verify the identity of the clients with whom we do business and obtain the information about a client’s financial status. Evergreen conducts these background checks through Transunion and the cost will be added to your invoice.

III.	INFORMATION

A	The Company will furnish Evergreen with business, financial and other information as Evergreen reasonably requested for this assignment (all such information so furnished being the “Information”). The Company recognizes and confirms that Evergreen (i) will use and rely primarily on the Information and on information available from generally recognized public sources in performing services contemplated by this Agreement without having independently verified the same and (ii) does not assume responsibility for the accuracy or completeness of the Information and (iii) will not make an evaluation or appraisal of any assets of the Company.

B.	As a result of executing this Agreement, the parties may each possess certain financial, business, market and other information regarding the other, which information each acknowledges is proprietary and confidential information (collectively the “Confidential Information”). Each agrees to treat all Confidential Information regarding the other strictly in accordance with this Agreement and agrees that any Confidential Information will not be revealed, reported, published or otherwise disclosed to any person other than as necessary to perform its duties hereunder. The term “Confidential Information” shall not include information that: (i) is or becomes publicly available, other than as a result of a party’s acts in breach of either this Agreement or any other confidentiality agreements or undertakings by which the party may be bound; (ii) is in a receiving party’s possession prior to disclosure by the other, as immediately disclosed and documented to the disclosing party; or (iii) is disclosed by a third party on a non-confidential basis and not in violation of any confidentiality agreement or undertaking. The parties acknowledge that the terms and provisions of this very Agreement constitute “Confidential Information” hereunder.

10440 Little Patuxent Parkway | 12th Floor | Columbia, MD | 21044 |

Securities transactions conducted through Evergreen Advisors Capital/Member

C.	Except as required by law or pursuant to an order of a court of competent jurisdiction, Evergreen will not disclose any material non-public Company Information provided to it in connection with its engagement hereunder or any proposed Financing Transaction to any third party, other than its employees and advisors all of whom agree to be bound by the confidentiality provisions hereof or use such Company Information for any purpose other than to faithfully perform the services, without the prior written consent of the Company; provided, however, that Evergreen may: (i) provide the Company pre-approved potential Financing Transaction targets with a “blind” Executive Summary which does not identify the Company’s name; and (ii) provide Company pre-approved Financing Transaction targets that have executed a confidentiality agreement acceptable to the Company with certain pre-approved information and other reasonably requested information.

IV.	INDEMNIFICATION

The Company and its shareholders agrees to indemnify and hold harmless Evergreen, its affiliates and their respective directors, officers, employees, agents and controlling persons (Evergreen and each such person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities, joint or several, to which Evergreen may become subject under any applicable federal or state law, or otherwise, related to or arising out of any transaction contemplated by this Agreement or Evergreen’s engagement hereunder. In the event Evergreen is a named defendant in a court proceeding, the Company will reimburse any Indemnified Party, for all reasonable and customary expenses (including the reasonable fees and expenses of any Indemnified Party’s legal counsel) in connection with the investigation of, preparation for, or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party.

In the event that the foregoing indemnity is unavailable or insufficient to hold Evergreen and other indemnified parties harmless, then the Company shall contribute to amounts paid or payable by Evergreen and other indemnified parties in respect of such claims, losses, damages, liabilities, costs and expenses in such proportion as appropriately reflects the relative benefits received by, and, if applicable law does not permit allocation solely on the basis of benefits, fault of, the Company and Evergreen in connection with the matters as to which such claims, losses, damages, liabilities, costs and expenses relate and other equitable considerations, subject to the limitation that in any event Evergreen’s aggregate contributions in respect of such claims, losses, damages, liabilities, costs and expenses will not exceed the amount of fees actually received by Evergreen pursuant to this Agreement. For purposes hereof, relative benefits to the Company and Evergreen of the Financing Transaction shall be deemed to be in the same proportion that the total value received or contemplated to be received by the Company and/or its security holders in connection with the Financing Transaction bears to the fees paid to Evergreen pursuant to its engagement in respect of such Financing Transaction.

The Company will not be liable under the foregoing indemnification provision to the extent that any loss, damage, liability or expense is found to have resulted from an Indemnified Party’s willful misconduct and/or gross negligence.

10440 Little Patuxent Parkway | 12th Floor | Columbia, MD | 21044 |

Securities transactions conducted through Evergreen Advisors Capital/Member

V.	AGREEMENT, GOVERNING LAW AND CONSENT TO JURISDICTION

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Maryland without regard to its conflict of laws principles. The parties hereto irrevocably submit to the exclusive jurisdiction of FINRA Dispute Resolution at the nearest regional office to Evergreen’s Columbia, Maryland headquarters, over any action or proceeding arising out of or in any manner relating to this Agreement or any agreement contemplated hereby, and the parties hereto irrevocably agree that all claims in respect of any such action or proceeding may be heard and determined in this exclusive jurisdiction. The parties hereto further irrevocably waive any objection to venue and any objection to an action or proceeding on the basis of an inconvenient forum. Service of process may be made upon either party by mailing a copy thereof to it, by certified or registered mail, at its address to be used for the giving of notices under this Agreement.

VI.	MISCELLANEOUS

A.	Following completion of this engagement, Evergreen shall have the right to publicize its relationship with the Company on its website and in promotional materials describing its services to the Company hereunder. Evergreen agrees not to refer to the valuation of the Company in such advertisements but may refer, upon written consent of the Company to the overall size of the transaction and function that Evergreen provided to the Company.

B.	The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

C.	Evergreen has the right, in its sole discretion, to sub-contract any of its rights to provide services hereunder to qualified third parties in its sole discretion, so long as Evergreen remains the prime contractor of such services to the Company and shall be liable for the actions of any such third parties. Evergreen has the right to enter into any finder, inter dealer or syndication agreements with qualified parties with respect to placing and arranging the Financing Transaction.

D.	This Agreement, including any schedules annexed thereto, (i) constitutes the entire understanding of the parties with respect to the subject matter hereof, (ii) may not be altered or amended except in writing signed by both parties, and (iii) supersedes and cancels any prior or contemporaneous arrangements, understandings and agreements, whether written or oral, between the parties in respect of the matters provided for herein.

E.	The Company expressly acknowledges that the execution of this Agreement does not constitute a commitment by Evergreen to consummate any transaction contemplated hereunder and does not ensure the successful placement of securities of the Company or the success of Evergreen with respect to securing any financing on behalf of the Company.

F.	Nothing contained in this agreement shall be construed to place Evergreen, and the Company in the relationship of partners or joint venturers. Neither Evergreen, nor the Company shall represent itself as the agent or legal representative of the other for any purpose whatsoever nor shall either have the power to obligate or bind the other in any manner whatsoever. Evergreen, in performing its services hereunder, shall at all times be an independent contractor. No promises or representations have been made except as expressly set forth in this agreement and the parties have not relied on any promises or representations except as expressly set forth in this agreement. Nothing contained herein should be construed as creating any fiduciary duties between the parties.

10440 Little Patuxent Parkway | 12th Floor | Columbia, MD | 21044 |

Securities transactions conducted through Evergreen Advisors Capital/Member

G.	The rights and obligations of the Company under this Agreement may not be assigned by the Company without the prior written consent of Evergreen and any other purported assignment shall be null and void. The Company acknowledges that any advice given by Evergreen to the Company pursuant to this Agreement is solely for the benefit and use of the Company and its Board of Directors.

H.	Evergreen covenants to comply with all requirements imposed by the Securities Act, as now and hereafter amended, and any other law to ensure that any offer and sale of securities of the Company is exempt from registration under the Securities Act and any applicable state or “blue sky” law, and not offer, offer for sale or sell any securities of the Company or otherwise take any action or fail to take any action that renders unavailable the exemptions from registration under Rule 506 of the Securities Act and qualification requirements of any blue sky law relied upon with respect to the offering and sale of the securities of the Company.

I.	The Company shall have no obligation to complete any Financing Transaction, Sale Transaction, or other transaction nor any liability to Evergreen on account of the Company’s failure to complete any such transaction, even if the Investor is ready, willing and able to perform and to complete same; the Success Fee shall be deemed payable to Evergreen only if and when the Company shall determine in its sole discretion to complete the Transaction.

VII.	PROVISION FOR ALTERNATIVE OUTCOMES

In the event that either services are required and/or transactions result that are not as contemplated herein, the parties hereto shall negotiate in good faith to determine a mutually acceptable level of compensation.

VIII.	TERM OF ENGAGEMENT AND SURVIVAL

Either Company shall have the right to terminate this engagement in connection with the proposed equity financing, initially after the first ninety (90) days following execution or thereafter upon giving thirty days prior written notice (the period ending with the effective date of the termination, the ‘Term”); however, the provisions of this Agreement relating to the Success Fees (paragraph 11.B (1), (2), and (3)) will survive any termination for a period of twelve (12) months with respect to any Investors or potential acquisition partners that either Evergreen or the Company contacted or attempted to contact (the “Tail Period”), and the provisions relating to Confidential Information and Indemnification, (paragraphs Ill and IV) will survive any termination for a period of thirty six (36) months.

This Agreement shall constitute the entire understanding between the Company, and Evergreen. Furthermore, a facsimile of signatures shall be legally binding. The parties agree that each such person is authorized to enter into this Agreement, and the Agreement shall be binding upon the Company, Evergreen and their respective successors and assigns.

10440 Little Patuxent Parkway | 12th Floor | Columbia, MD | 21044 |

Securities transactions conducted through Evergreen Advisors Capital/Member

IX.	DISCLOSURES

As an addendum to this Agreement, Evergreen has attached Disclosure Notices as required. These notices include our Privacy Notice, our Business Continuity Notice, and our AML Notice. Please initial here to signify that you have received these notices.

Initial here for confirmation of receipt of Notices-.

Please confirm that the foregoing correctly sets forth our Agreement by signing and returning to Evergreen the enclosed duplicate copy of this Agreement.

Sincerely,	AGREED AND ACCEPTED:

Evergreen Advisors Capital, LLC	NAVA Health & Vitality Center

/s/ Rick Kohr	/s/ Bernie Dancel
Rick Kohr	Bernie Dancel
Chief Execur e Officer	Chief Executive Office

10440 Little Patuxent Parkway | 12th Floor | Columbia, MD | 21044 |

Securities transactions conducted through Evergreen Advisors Capital/Member

EVERGREEN

ADVISORS

CAPITAL

CUSTOMER DISCLOSURES 2020

Privacy Notice

Business Continuity Plan Notice AML Notice

1. Privacy Notice

When you use Evergreen Advisors Capital, LLC as your broker-dealer or investment banker, you entrust us not only with your hard-earned assets but also with your personal and financial data. We consider your data to be private and confidential, and we hold ourselves to the highest standards of trust in their safekeeping and use.

We collect nonpublic personal information about clients such as you from the following sources: Information we receive from you on applications or other forms; Information about your transactions with us, our affiliates, or others, and

If you visit our web site, we may collect information via a web server, often referred to as a “cookie.” Cookies indicate where a site visitor has been online and what has been viewed.

We do not disclose any nonpublic personal information about our customers or former customers to anyone other than issuers, escrow agents, custodians, other brokerage firms(if needed) and possibly clearing firms, except as permitted by law. Moreover, we will not release information about our customers or former customers unless one of the following conditions is met:

We receive your prior written consent.

●	We believe the recipient to be you or your authorized representative.
●	We are required by law to release information to the recipient.

We only use information about you and your account to help us better serve your investment needs or to suggest services or educational materials that may be of interest to you.

10440 Little Patuxent Parkway | 12th Floor | Columbia, MD | 21044 |

Securities transactions conducted through Evergreen Advisors Capital/Member

To further protect your privacy, we maintain physical, electronic and procedural safeguards to guard your personal account information. We also restrict access to your personal and financial data to authorized Evergreen Advisors Capital, LLC associates who have a need for these records. We advise you not to send such information to us in non-secure e-mails.

Confidentiality and Security

We maintain physical, electronic and procedural safeguards to guard your personal account information. We also restrict access to your personal and financial data to authorized Evergreen Advisors Capital, LLC associates who have a need for these records. We require all nonaffiliated organizations to conform to our privacy standards and are contractually obligated to keep the information provided confidential andused as requested. Furthermore, we will continue to adhere to the privacy policies and practices described in this notice even after your account is closed or becomes inactive.

We will continue to conduct our business in a manner that conforms with our pledge to you, your expectations and all applicable laws.

1. Business Continuity Plan Notice

Evergreen Advisors Capital, LLC has developed a Business Continuity Plan on how we will respond to events that significantly disrupt our business. Since the timing and impact of disasters and disruptions is unpredictable, we will have to be flexible in responding to actual events as they occur. With that in mind, we are providing you with this information on our business continuity plan.

CONTACTING US

If after a significant business disruption you cannot contact us in our office in Columbia, MD as you usually do by calling (410) 997-6000, then you should call Rick Kohr at (443) 398-0251.

OUR BUSINESS CONTINUITY PLAN

We plan to quickly recover and resume business operations after a significant business disruption and respond by safeguarding our employees and property, making a financial and operational assessment, protecting the firm’s books and records, and allowing our customers to transact business. In short, our business continuity plan is designed to permit our firm to resume operations as quickly as possible, given the scope and severity of the significant business disruption.

Our business continuity plan addresses: data backup and recovery; all mission critical systems; financial and operational assessments; alternative communications with customers, employees, and regulators; alternate physical location of employees; critical supplier, contractor, bank and counter-party impact and regulatory reporting.

Our business partners back up important records in a geographically separate area. While every emergency situation poses unique problems based on external factors, such as time of day and the severity of the disruption, we have been advised by our product partners that their objectives are to restore their own operations.

VARYING DISRUPTIONS

10440 Little Patuxent Parkway | 12th Floor | Columbia, MD | 21044 |
Securities transactions conducted through Evergreen Advisors Capital/Member

Significant business disruptions can vary in their scope, such as only our firm, a single building housing our firm, the business district where our firm is located, the city where we are located, or the whole region. Within each of these areas, the severity of the disruption can also vary from minimal to severe. In a disruption to only our firm or a building housing our firm, we will transfer our operations to a local site when needed and expect to recover and resume business within 24 hours. In a disruption affecting our business district, city, or region, we will transfer our operations to a site outside of the affected area, and recover and resume business within 24 hours. In either situation, we plan to continue in business and notify you how to contact us. If the significant business disruption is so severe that it prevents us from remaining in business, we will notify you of that determination.

3. AML Notification

Under the USA PATRIOT Act and other regulations, Evergreen Advisors Capital, LLC must establish a compliance program, which includes policies and procedures to detect and report suspicious transactions to the government, as well as ensure compliance with the laws. Evergreen Advisors Capital, LLC must also implement specialized employee training programs, designate an anti-money laundering compliance officer and conduct independent testing of the effectiveness of the program. An anti-money laundering officer has been appointed to direct the program. Our employees are trained in anti-money laundering practices and procedures and the details of the firm’s policies.

The regulations have also imposed new requirements on client information and verification of that information. Evergreen Advisors Capital, LLC is required to verify the identity of the clients with whom we do business, determine the source of funds in a client’s account and obtain the information about a client’s financial status. As part of our compliance with these new regulations and in support of the fight against money laundering around the world, we may ask clients for additional information and documentation about certain accounts and transactions. This information may be used to verify client identity. If we cannot verify your identity then we may be forced to either restrict or close your account.

10440 Little Patuxent Parkway | 12th Floor | Columbia, MD | 21044 |
Securities transactions conducted through Evergreen Advisors Capital/Member